Exhibit 16

                      [Cross and Robinson letterhead]


March 14, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We were previously the principal accountant for Corporate Vision, Inc. and, under the date of April 13, 2001, we reported on the consolidated financial statements of Corporate Vision, Inc. and its subsidiaries as of and for the years ended December 31, 2000 and 1999. Effective February 28, 2002, our appointment as principal accountant was terminated. We have read Corporate Vision's statements included under Item 4 of its Form 8K dated March 14, 2002 and are in agreement with the statements therein pertaining to the date of our dismissal, the nature of our opinion on the financial statements, and that there were no disagreements on accounting matters between our firm and the registrant. We have no basis to agree or disagree with other statements of the registrant contained therein.

					Yours very truly,

                              /s/ Cross and Robinson

					CROSS AND ROBINSON
					Certified Public Accountants
					Tulsa, Oklahoma


cc:   Robert J. Mottern, Esq.
      Gary L. Mays
      Gregory J. Gibson